Exhibit 1.03
INTERMEDIARY SELLING AGENT AGREEMENT
Made on Date between:
Superfund USA, Inc.
489 Fifth Avenue
New York, NY 10017
And
Company Name
Street Address
City, State Zip
(sometimes hereinafter called the “Intermediary Selling Agent”)
Whereas:
     A. Superfund Capital Management, Inc. (“SCM”) is an International Business Company registered on the 11th day of November, 1999 pursuant to CAP 152 of the 1990 Revised Laws of Grenada Company No. 1102 of 1999 — 2046, and is the general partner of Quadriga Superfund, L.P., Series A and Series B (the “Partnership”).
     B. Superfund USA, Inc. (“SUSA”) is a registered Broker/Dealer and Member of the Financial Industry Regulatory Authority, Inc. (the “FINRA”) and has been appointed by the Partnership as exclusive marketing agent to assist the Partnership with the solicitation of subscriptions for “Units” (as hereinafter defined) in the Partnership.
     C. The Intermediary Selling Agent is a Broker/Dealer and FINRA member and is organized in accordance with the laws of the state or country of its formation.
     D. “Units” means units or other participation rights in the Partnership, which are expressly announced to the Intermediary Selling Agent as covered by this Agreement.
Now in consideration of the mutual promises and agreements contained in this Intermediary Selling Agent Agreement, including all attached schedules (collectively, the “Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:
1. Appointment of the Intermediary Selling Agent
     1.1 SUSA hereby invites the Intermediary Selling Agent to act as an introducing agent by which Intermediary Selling Agent will (i) use diligent efforts to identify and introduce to SUSA selling agents registered as broker-dealers and members of the FINRA (“Additional Selling Agents”) each of which will enter into a selling agreement with SUSA to offer and sell Units on a best efforts basis, and (ii) facilitate ongoing commercial relations between such Additional Selling Agents and SUSA, with the Intermediary Selling Agent to serve as such on a non-exclusive, non-transferable and non-assignable basis. The Intermediary Selling Agent hereby accepts such invitation and agrees to participate in such arrangement on the terms and conditions set out in this Agreement.
     1.2 The Intermediary Selling Agent warrants that it has obtained all necessary licenses and authorizations of all applicable authorities to engage in the activities covered by this Agreement and the Intermediary Selling Agent shall immediately inform SUSA in writing if at any time any such license or authorization expires or is withdrawn. Without limiting the foregoing, Intermediary Selling Agent represents and warrants that it is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended and is a member in good standing of the FINRA. The Intermediary Selling Agent acknowledges its understanding that it is not entitled to any remuneration or other compensation hereunder for any period during which it has been suspended or expelled from membership in the FINRA.

Exhibit 1.03
     1.3 The Intermediary Selling Agent shall comply fully with all applicable laws, and the rules and interpretations of the FINRA, the Securities and Exchange Commission (“SEC”), the Commodity Futures Trading Commission (“CFTC”), state securities administrators and any other regulatory body having jurisdiction over the Intermediary Selling Agent and agrees that under no circumstances shall the Intermediary Selling Agent engage in any activities hereunder in any jurisdiction (i) in which SUSA has not informed the Intermediary Selling Agent that the Units are qualified for sale or are exempt under the applicable securities or Blue Sky laws thereof or (ii) in which the Intermediary Selling Agent may not lawfully engage.
     1.4 The Intermediary Selling Agent understands and agrees that the Partnership reserves the right to cancel or refuse or terminate, in whole or in part, any instruction or application to subscribe for Units or contract for purchase of any Units. The Intermediary Selling Agent agrees that no commission will be due or owing to the Intermediary Selling Agent on any transactions, which are cancelled or refused or terminated.
     1.5 The Intermediary Selling Agent shall perform the services hereunder as an independent contractor and not as an employee of the Partnership or SUSA. Nothing in the Agreement shall constitute or is deemed to constitute a partnership, joint venture, agency, trust, formal business organization, separate legal entity or other association of any kind between the parties hereto. The Intermediary Selling Agent shall have no authority to bind or act on behalf of the Partnership or SUSA. Except as specifically provided by this Agreement, Intermediary Selling Agent shall not act or represent or hold itself out as having authority to act as agent or partner of the Partnership or SUSA, or in any way bind or commit the Partnership or SUSA to any obligations. Any such act will create a separate liability of Intermediary Selling Agent to any and all third parties affected as a consequence. The rights, duties, obligations and liabilities of the parties shall be several and not joint or collective and each party shall be responsible individually only for its obligations described by this Agreement.
2. Duties of the Intermediary Selling Agent
     2.1 The Intermediary Selling Agent’s activities, as such, will consist primarily of introducing Additional Selling Agents to SUSA, providing information concerning the Partnership to such Additional Selling Agents and facilitating ongoing commercial relations by developing, maintaining, and monitoring selling agreements and relationships between such Additional Selling Agents and SUSA. In the performance of its duties hereunder, the Intermediary Selling Agent shall not make any representation other than as set out in the sales documents, offering memorandum, prospectus or similar documents issued by the Partnership (each a “Disclosure Document”), or give or make any warranty on behalf of the Partnership or SUSA. The Intermediary Selling Agent acknowledges that it has received a copy of the Partnership’s Disclosure Document, as amended and supplemented to the date hereof, and acknowledges that it has access to the Partnership’s current effective Registration Statement and amendments thereto through the SEC’s EDGAR database or, otherwise, has requested and received copies of the same from SUSA;
     2.2 In connection with its activities under this Agreement, the Intermediary Selling Agent shall use only such sales documents and/or promotional brochures as have been approved by the Partnership or SUSA. SUSA shall obtain approval for such sales documents to the extent legally required by the supervisory authority in any relevant jurisdiction prior to their use.
     2.3 The Intermediary Selling Agent shall have no authority to accept applications for Units on behalf of the Partnership. In this regard, the Intermediary Selling Agent warrants that it has entered into, or will enter into, as the case may be, a separate agreement with SUSA regarding solicitation of any investor or potential investor and acknowledges that this Agreement is limited to the relationship between Intermediary Selling Agent, SUSA, and Additional Selling Agents, and does not cover the direct offer, promotion or sale of the Partnership’s Units by Intermediary Selling Agent to investors.
     2.4 Intermediary Selling Agent recognizes and acknowledges that all rights and goodwill in or to any and all trademarks, trade names and logos of the Partnership or SUSA (each a “Mark”) belong solely and exclusively to the Partnership, SUSA and/or their respective licensors, and that all rights resulting from Intermediary Selling Agent’s use of any Mark shall inure to the sole and exclusive benefit of the Partnership, SUSA and/or their respective licensors. Intermediary Selling Agent’s use of a Mark shall be in a form and manner satisfactory to SUSA (which

Exhibit 1.03
shall exercise its commercially reasonable discretion in determining whether such use is of a satisfactory quality and standard), and in compliance with any applicable country-of-origin labeling requirements. Intermediary Selling Agent’s use of any Marks shall be restricted to and coextensive with the performance of all of Intermediary Selling Agent’s duties under this Agreement, shall cease immediately in the event this Agreement is terminated, and shall not be construed as conferring upon Intermediary Selling Agent any right or interest in or to such trademarks, trade names, or logos or to any registration thereof.
     2.5 In connection with the performance of its duties hereunder, the Intermediary Selling Agent shall use only those advertising, sales or promotional materials provided by SUSA or otherwise approved by SUSA in writing prior to use.
3. Duties of SUSA
          SUSA shall support the Intermediary Selling Agent concerning its activities in connection with the duties to be performed hereunder by providing the Intermediary Selling Agent with such sales documents and promotional brochures as have been approved by the Partnership or SUSA, including copies of the prospectus and on a timely basis, any amendments and supplements thereto, without charge, and providing the Intermediary Selling Agent with such current information or modifications regarding the Partnership or the distribution of Units as may be necessary for the Intermediary Selling Agent to perform its duties hereunder.
4. Compensation
     4.1 The remuneration payable to the Intermediary Selling Agent on transactions based on net asset values of Units is set out in the attached Schedule I. All fees shall be paid monthly in arrears no later than the 20th calendar day of such subsequent month according to Schedule I based on the net asset value of Units credited as having been sold through Additional Selling Agents that entered into a selling agreement with SUSA based on the efforts of Intermediary Selling Agent pursuant to this Agreement.
     4.2 Nothing herein shall prevent Intermediary Selling Agent from receiving compensation pursuant to a selling agreement entered into with SUSA for the sale of Units currently in existence or as may be entered into in the future as SUSA and Intermediary Selling Agent may agree from time to time.
5. Prevention of Money Laundering
     5.1 Pursuant to its services and duties under this Agreement, the Intermediary Selling Agent shall not be directly responsible for the due diligence to learn the essential facts relative to persons or entities for whom orders for the purchase of Units are effected. Such duties shall be the obligation of the Additional Selling Agent pursuant to separate agreement between such party and SUSA. However, in the event that SUSA or the Partnership requests information or is required by any competent authority to provide information as to the identity of investors or in the event that any form of money laundering is suspected, the Intermediary Selling Agent agrees to assist SUSA, at their reasonable request to provide any such information that the Intermediary Selling Agent may possess.
     5.2 The Intermediary Selling Agent has adopted anti-money laundering policies and procedures that are consistent with the requirements of the USA PATRIOT Act and shall comply therewith to the full extent applicable in connection with the performance of its duties hereunder. The Intermediary Selling Agent agrees that it will provide SUSA any information in its possession reasonably requested by SUSA as SUSA may require to comply with its obligations under its anti-money laundering policies and procedures and the USA PATRIOT Act.
6. Termination
     6.1 SUSA may terminate or suspend this Agreement immediately if any licenses or approvals required of the Intermediary Selling Agent are suspended, expire or are revoked or if the Intermediary Selling Agent is otherwise unable to perform its duties hereunder, or if any finding of wrongdoing or breach of any applicable laws or regulations is made against it or if the Intermediary Selling Agent breaches any terms or conditions of this Agreement.

Exhibit 1.03
     6.2 Either Party may terminate this Agreement without cause upon 30 days written notice given to the other party. In the event that SUSA terminates this Agreement without cause under this Subsection 6.2, then the Intermediary Selling Agent shall be entitled to receive the remuneration identified herein for an additional eighteen (18) months subsequent to the termination of this Agreement provided, however, that the Intermediary Selling Agent continues to remain eligible to receive such compensation during said period of time, as set forth in Section 1.2 hereof.
     6.3 If this Agreement is terminated by the Intermediary Selling Agent, or by SUSA pursuant to Article 6.1, then the Intermediary Selling Agent shall not be entitled to any commissions, or any other remuneration (other than accrued but unpaid commissions), subsequent to the first to occur of (i) the suspension, expiration or revocation of any licenses or approvals required of the Intermediary Selling Agent, (ii) the date of any wrongdoing or breach of any applicable laws or regulations or this Agreement by Intermediary Selling Agent, or (iii) the date of termination hereof; provided, however, that if Intermediary Selling Agent is terminated due to its inability to perform its duties hereunder, Intermediary Selling Agent shall be entitled to remuneration as if such termination was without cause pursuant to Section 6.2 hereof.
7. Indemnification
     7.1 SUSA agrees to indemnify and hold harmless Intermediary Selling Agent and each person, if any, who controls such person within the meaning of Section 15 of the Securities Act of 1933 (the “Securities Act”) against any and all losses, claims, damages, costs, expenses, liabilities, joint or several (including any investigatory, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted), and actions to which they, or any of them, may become subject under the Securities Act, the Securities Exchange Act of 1934, as amended, the Commodity Exchange Act, as amended, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, costs, expenses, liabilities or actions arise out of or are based upon any untrue statement of a material fact contained in any preliminary prospectus, the currently effective Registration Statement or the prospectus included therein (“the Prospectus”) or any amendment or supplement thereto, or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the Prospectus, or any amendment or supplement thereto, in the light of the circumstances under which such statements were made); provided, however, that in no event shall the indemnification agreement contained in this Subsection 7.1 inure to the benefit of any of the indemnified parties (or any person controlling any such party within the meaning of Section 15 of the Securities Act) on account of any losses, claims, damages, costs, expenses, liabilities or actions arising from the sale of the Units to any person if such losses, claims, damages, costs, expenses, liabilities or actions arise out of or are based upon, an untrue statement or omission in a preliminary prospectus or the Prospectus or a supplement or amendment thereto, if a preliminary prospectus, the Prospectus, or the Prospectus as amended or supplemented, respectively, shall correct, prior to the delivery to such person of his subscription, the untrue statement or omission which is the basis of the loss, claim, damage, expense, liability or action for which indemnification is sought and a copy of such preliminary prospectus, Prospectus or Prospectus as amended or supplemented, as the case may be, had not been sent or given to such indemnified person at or prior to the receipt of the subscription.
     7.2 The Intermediary Selling Agent agrees to indemnify and hold harmless the Partnership, SCM and SUSA, as the case may be, and each person, if any, who controls the Partnership, SCM and SUSA, as the case may be, within the meaning of Section 15 of the Securities Act to the same extent as the foregoing indemnity from SUSA set forth in subsection 7.1 (and, in the case of SUSA, for any indemnity paid by SUSA pursuant to subsection 7.1), insofar as such losses, claims, damages, costs, expenses, liabilities or actions arise out of or are based upon a breach of any agreement, covenant, representation or warranty set forth in this Agreement by the Intermediary Selling Agent.
     7.3 Each of the parties to this Agreement understands that the obligations of each party subject to this Section 7 are separate and distinct. Notwithstanding any other provision of this Section 7 (i) SUSA shall have no obligation to indemnify the Intermediary Selling Agent for more than the amount of proceeds resulting from the sale of the Units by the Additional Selling Agent introduced to SUSA by the Intermediary Selling Agent giving rise to the claims resulting in Intermediary Selling Agent’s losses plus the Intermediary Selling Agent’s actual expenses incurred in connection with any loss, claim, damage, charge or liability (including reasonable attorneys’ and accountants’ fees incurred in defense thereof) and (ii) any obligation of SUSA to indemnify the Intermediary Selling Agent shall be

Exhibit 1.03
adjusted to reflect the relative responsibility of the Intermediary Selling Agent (if any) for the circumstances giving rise to the losses, claims, damages, costs, expenses, liabilities or actions for which indemnification is sought.
     7.4 Any party which proposes to assert the right to be indemnified under this Section 7 will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against an indemnified party under this Section 7, notify each such indemnifying party of the commencement of such action, suit or proceeding; provided, however, that the omission to notify an indemnifying party shall not relieve such indemnifying party from any liability which it may have to any indemnified party under this Section 7 except to the extent, and only to the extent, that such omission was prejudicial to the indemnifying party. In no event shall any such omission relieve an indemnifying party of any liability which it may have to an indemnified party otherwise than under this Section 7. In case any such action, suit or proceeding shall be brought against any indemnified party, and such party shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein, and, if it shall wish, individually or jointly with any other indemnifying party, to assume (or have such other party assume) the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election (or the election of such other party) to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses, other than reasonable costs of investigation requested by the indemnifying party (or such other party), subsequently incurred by such indemnified party in connection with the defense thereof. The indemnified party shall have the right to employ its counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the employment of counsel by such indemnified party has been authorized by the indemnifying party (or such other indemnifying party as may have assumed the defense of the action in question), (ii) the indemnified party shall have reasonably concluded that there may be a conflict of interest between the indemnifying party (or such other party) and the indemnified party in the conduct of the defense of such action (in which case the indemnifying party (or such other party) shall not have the right to direct the defense of such action on behalf of the indemnified party) or (iii) the indemnifying party shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party (subject to possible reimbursement of the indemnifying party by such other party). An indemnifying party shall not be liable for any settlement of any action or claim effected without its consent. In the case of (ii) above, the indemnifying party (or the indemnifying parties, if an indemnified party shall have a claim for indemnification against more than one indemnifying party) shall not be liable for the expenses of more than one separate counsel for each of the following groups: (x) the Intermediary Selling Agent and any person who controls the Intermediary Selling Agent within the meaning of Section 15 of the Securities Act, and (y) the Partnership, SCM and SUSA and any person who controls the Partnership, SCM or SUSA within the meaning of Section 15 of the Securities Act.
8. Third-Party Beneficiary
     8.1 SCM, the General Partner of the Partnership, is expressly made a third-party beneficiary of this Agreement, including, but not limited to, the provisions of Section 7 hereof.
9. Miscellaneous
     9.1 This Agreement embodies the entire understanding between the parties hereto in respect of the subject matter hereof and no modification or amendment of any provision of this Agreement shall be effective unless the same shall be reduced to writing and signed by the parties hereto.
     9.2 The illegality, invalidity or enforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.
     9.3 In case single terms of this Agreement are or become inoperative or impracticable, the rest of this Agreement shall remain unaffected thereby. To the extent practicable, any invalid or inoperative terms will be replaced by valid and operative terms, which are closest to the real purpose of the invalid or inoperative terms.

Exhibit 1.03
     9.4 Any controversy, claim or dispute arising out of or relating to this Agreement shall be referred to arbitration to be held in New York, NY in accordance with the rules of the FINRA and judgment upon any award rendered may be entered in any court of competent jurisdiction.
     9.5 This Agreement is deemed to have been drafted jointly by the parties, and any uncertainty or ambiguity shall not be construed for or against either party as an attribution of drafting to either party.
     9.6 This Agreement may be executed in any one or more counterparts, each of which shall constitute an original, no other counterpart needing to be produced, and all of which, when taken together, shall constitute but one and the same instrument. If this Agreement is signed and transmitted by facsimile machine or electronic mail, the signature of any party on such Agreement transmitted by facsimile or electronic mail shall be considered, and have the same force and effect, as an original document.
     9.7 This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the principals of law thereof.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FOR Superfund USA, Inc:	For Company Name:

Paul Wigdor (Chief Operating Officer)
Print Name:

Print Title:

Exhibit 1.03
SCHEDULE I
REMUNERATION
Made on Date between:
Superfund USA, Inc.
489 Fifth Avenue
New York, NY 10017
And
Company Name
Street Address
City, State Zip
(sometimes hereinafter called the “Intermediary Selling Agent”)
This Schedule I is attached to, and made a part of that certain Agreement, of even date herewith, between SUSA and the Intermediary Selling Agent. Any and all defined terms used herein shall have the meaning(s) assigned to them in said agreement.
     1. Payment of Remuneration. In consideration of the Intermediary Selling Agent’s services as set forth in the Agreement, Superfund USA, Inc. (“SUSA”) shall pay the Intermediary Selling Agent remuneration as follows:
          a) Initial Commission. For up to twelve months immediately following the sale of any Units through Additional Selling Agents, SUSA will pay to the Intermediary Selling Agent a sales commission (the “Initial Commission”) equal to the Annual Percentage set forth in Paragraph 2 below. A pro rata portion of the Initial Commission will be paid to the Intermediary Selling Agent on a monthly basis (i.e., one twelfth of the Initial Commission per month), commencing no later than the 20th calendar day of the month following the month in which an applicable purchase of Units occurs, until the entire Initial Commission is paid in full.
          b) Subsequent Commissions: In addition to the Initial Commission, the Intermediary Selling Agent shall receive additional selling commissions (“Subsequent Commissions”) from SUSA, equal to one twelfth of the Annual Percentage set forth in Paragraph 2 below, which payment of the Subsequent Commission shall commence no later than the 20th calendar day of the month following the month in which the full Initial Commission is paid, but in no event earlier than the thirteenth full month after the sale of applicable Units. Provided, however, that the total of the Subsequent Commissions, the Initial Commission and any commissions paid to the Additional Selling Agent shall not exceed 10% of applicable Units’ initial sale price. Any such commission will be paid by SUSA and not directly by the Partnership, although they may be deemed to constitute underwriting compensation, and the Intermediary Selling Agent agrees that it will look only to SUSA for payment of any Commissions due the Intermediary Selling Agent hereunder and will not seek payment of any such Commissions from the Partnership.
     2. Annual Percentage. The “Annual Percentage” shall be one percent (1%) of net asset value of Units sold through Additional Selling Agents that entered into a selling agreement with SUSA based on the efforts of Intermediary Selling Agent.
     3. Limitations on Remuneration. In respect of its duties under this Agreement, in no event may Intermediary Selling Agent be entitled to receive any more than one of the foregoing two methods of remuneration (Initial Commission and Subsequent Commission) for the same month(s) or any other given time period. The Intermediary Selling Agent shall not be entitled to receive any remuneration in respect of any Unit for periods of time subsequent to the redemption of such Unit. Additionally, payment of remuneration is subject to the rules promulgated by the FINRA, including Rule 2310, and other governing regulatory bodies. In the event that the FINRA, or any other governing regulatory body, imposes any restriction on any remuneration hereunder, then SUSA’s obligation to pay

Exhibit 1.03
such remuneration shall be limited to the extent of any such restriction. Regardless of whether the Intermediary Selling Agent is registered with the CFTC as a futures commission merchant or introducing broker and is a member in good standing of the NFA in such capacity, in no event shall the Intermediary Selling Agent be entitled to receive any remuneration under this Agreement unless the Intermediary Selling Agent is registered as a broker-dealer and is a member in good standing with the FINRA.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FOR Superfund USA, Inc:	For Company Name:

Paul Wigdor (Chief Operating Officer)
Print Name:

Print Title:

Exhibit 1.03
AGREEMENT APPENDIX
QUADRIGA SUPERFUND, L.P. — INTERMEDIARY SELLING AGENT
AGREEMENT APPENDIX
SELLING AGREEMENT DATED [Date]
Please provide the following information.

1) Company Legal Name

2) Company Address	Street (P.O. Box not acceptable)	City	State	Zip Code

3) Contact Name

4) Phone/Fax

5) E-mail

6) Bank name

7) Account Number

8) ABA Nr.